CHURCHILL DOWNS, INC.
Moderator: Julie Koenig-Loignon
08-09-06/8:00 a.m. CT
Confirmation # 4261782

CHURCHILL DOWNS, INC.

Moderator: Julie Koenig-Loignon
August 9, 2006
8:00 a.m. CT

Operator:
Good day everyone and welcome to the Churchill Downs Incorporated second-quarter earnings conference call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to the Vice President of Communications, Ms. Julie Koenig. Please go ahead, ma’am.

Julie Koenig-Loignon:
Thank you and good morning. Welcome to this Churchill Downs Incorporated conference call to review the Company’s results for the second quarter and first six months of 2006.

The results were released yesterday afternoon in a news release that has been covered by the financial media. A copy of this release announcing results and any other financial and statistical information about the period to be presented in this conference call, including any information required by Regulation G, is available at the section of the Company’s Web site entitled “Company News” located at www.ChurchillDownsIncorporated.com. Let me also note that a news release was issued advising of the accessibility of this conference call on a listen-only basis via phone and over the Internet.

As we begin, let me express that some statements made during this call will be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. The actual performance of the Company may differ materially from what is projected in such forward-looking statements. Investors should refer to statements in reports filed by the company with the Securities and Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward-looking statements made in this call. The information being provided today is of this date only and Churchill Downs Incorporated expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

I will now turn the call over to Tom Meeker, president and chief executive officer.

Tom Meeker:
Thanks for joining us this morning to discuss the financial performance of the Company during the second quarter and the first six months of this year.

During this morning’s call, as I normally do, I’ll make a few comments about the financial performance of the Company and then turn the call over to Mike Miller. In light of my departure on Monday as the CEO of the Company, my comments will be brief. And any prospective comments relative to the direction of the Company on any matters in the future should and will be made by Bob Evans in the weeks to come. And upon the completion of Mike’s comments we’ll take questions.

Needless to say, I’m very pleased with the Company’s performance during the quarter and for the first six months of the year. Absent the challenges that we faced in 2005, the team has been able to concentrate its efforts on strengthening the operational performance of the individual operating units, focusing on key valuation drivers and, most important, positioning the Company to exploit opportunities in the domestic and international racing world.

Every key metric moved in a positive direction. Revenues grew 7.2 percent; EBITDA grew 33 percent net earnings from continuing operations grew 47 percent; and earnings per share from continuing operations, excluding the insurance recoveries, grew 22 percent during the quarter. As Mike will discuss in detail, the strong financial performance was due to several factors, including a strong Derby Week at Churchill Downs Racetrack, the strong video poker and pari-mutuel business performance in Louisiana, and the addition of five race days during the quarter.

I’m very proud of what our team has been able to accomplish during this year. The Company is much stronger today than at any other point in the 22 years since I’ve been with the Company. Most important, we’ve stabilized cash flows and have minimal debt on the balance sheet. The Company is poised to capitalize on any opportunity that is or may become on the horizon.

I’m also very pleased with the board selection of Bob Evans as my successor. I’ve had an opportunity to spend many hours with Bob and have become very impressed with his skills. And those skills will be very important to the future growth of the Company.

With those comments, I’ll turn the call over to Mike Miller.

Mike Miller:
Thank you, Tom and good morning everyone.

As Tom stated, I will review the results for the second quarter as well as make a few comments on the condition of our balance sheet, and then we’ll respond to your questions.

First with respect to operations, we had a very good quarter, measured both by revenue and EBITDA growth, as Tom has pointed out. As seen from a review of the segment information, our revenues from continuing operations increased by $11 million or almost 10 percent over the prior year, and the corresponding amounts for EBITDA were $15.6 million and 34 percent, respectively.

Every segment of our operations enjoyed revenue growth except Hoosier Park, which experienced a modest decline of less than $500,000.

In Kentucky growth was primarily due to a terrific Derby Week, which produced record wagering. Derby Week continued to benefit from our terrific new facility, which opened to rave reviews and has equaled or exceeded the cash flow impact predicted when this project was conceived.

Likewise, our CDSN (Churchill Downs Simulcast Network) revenue was up significantly, primarily due to the strength of the Derby signal again.

At Arlington Park we enjoyed five more days of racing this year compared to 2005.

And the OTB business in Louisiana, both from video poker and pari-mutuel operations, has continued to be strong since the reopening post-Katrina. We are currently busy completing the rebuild of Fair Grounds Race Course in time for opening this Thanksgiving Day and are optimistic that the race meet should produce significantly better than historical cash flows.

EBITDA performance requires some additional explanation. In Kentucky, at Calder and at Hoosier Park, the EBITDA growth followed the current revenue patterns. At Arlington Park, in spite of the revenue performance brought about by the additional race days, the meet thus far has not met expectations. In addition, we incurred some unexpected expenses for insurance and other items that contributed to the disappointing EBITDA performance. Track leadership is focused on the various issues and is formulating plans to address all facets of the operation.

In Louisiana, EBITDA was significantly impacted by the $9.6 million brought on by insurance recoveries. But even when not considering that impact, performance was significantly better than the prior year.

At the corporate line, the decrease is truly a function of our method of allocating costs to the operating units. In actuality, the units absorbed approximately $1.5 million more in the current year than the prior year and still produced the great results that you see.

Below the operating income line on the full income statement you can see that we are beginning to enjoy the benefits of having investable cash, which is a new position for us. Presently our intention is to remain liquid and accumulate cash in anticipation of future investment and growth opportunities.

Our net earnings from continuing operations also benefited from a slightly lower effective tax rate, given a significantly smaller amount of non-deductible legislative costs in 2006 as compared to 2005.

Looking forward to the balance of the year, we anticipate closing the Ellis Park transaction in September and expect that the impact of this disposition on a full-year basis, not necessarily for 2006, to be accretive to continuing operations. We will still carry the Ellis Park signal into the future, such that our simulcast product will not be impacted. And, in addition, we brought a well- respected player into Kentucky racing, which we feel is in the long-term best interests of both our horsemen and our industry. All in all, we consider this transaction to be a win-win for all concerned.

As previously stated, we will continue to critically examine all operations to ensure they are both performing to our standard and continue to fit into our strategic direction.

We currently anticipate capital expenditures for the year, other than those reimbursed by insurance, to approximate $16 million to $17 million and included in that number is approximately $2.5 million for new video poker machines in Louisiana. So, we are thus continuing our mode of maintenance capital expenditure policy at all locations other than in Louisiana, where we will continue to take advantage of opportunities both with video poker and ultimately with slots.

We also expect to complete the restoration of all storm-damaged facilities by the end of the year and hope to conclude negotiations with our insurance carriers in the next few months.

Finally, as stated in the press release, we estimate earnings from continuing operations to equal or exceed the current average analyst estimate, primarily on the strength of our performance in Kentucky and Louisiana.

Turning now to the balance sheet, at June 30 there are only a few items to highlight. Cash balances continue to grow as we continue to earn free cash flow and receive insurance proceeds.

Our other working capital counts continue to be influenced by the timing of pari-mutuel related settlements, income tax payments, and accruals and dividend payments, as they have historically.

Our deferred revenue generally decreases significantly during the second quarter due to the recognition of all Derby-related revenues.

Net additions to plant and equipment are significantly impacted this year by restoration activities and related insurance reimbursements.

In general, we do not anticipate a significant change in these amounts, since the capital expenditures approximate depreciation other than through development activities.

At June 30 there were no amounts outstanding under our $200-million bank revolver, other than that borrowed on a temporary basis on a working capital line. In the equity section, amounts associated with accounting for under compensation from previous equity grants are now included as an offset to common stock effective as of the beginning of this year.

That concludes my remarks and I will now turn it back over to the operator for your questions.

Operator:
And at this time if you would like to ask a question, please do so by pressing the star key followed by the digit one on your telephone keypad. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again for any questions or comments, it’s star one on your telephone keypad.

And we’ll first move to Ryan Worst with Brean Murray.

Ryan Worst:	Hi. Good morning, guys.

Tom Meeker:	Good morning.

Mike Miller:	Hi, Ryan.

Ryan Worst:	Just a couple questions. Mike, I guess the insurance proceeds, the vast majority of that, was for Louisiana operations?

Mike Miller:	Yes. Yes. I don’t have the exact numbers, Ryan, but far and away most of the dollars are related to Louisiana.

Ryan Worst:	OK. And the increase in corporate expense of $1.5 million that was allocated to the tracks, what was that due to?

Mike Miller:	Primarily due to changes that were brought about by the amendments to the contract for the CEO last December, which resulted in the acceleration of some restricted stock expense and so forth.

Ryan Worst:	What about stock expense - stock compensation expense? Is that also driving that number?

Mike Miller:	There’s a little bit of that. We have more amortization of restricted stock grants from 2004 and 2005 obviously than we did in the last year.

Ryan Worst:	OK and then do you have a number on how much that was in the quarter?

Mike Miller:	I do not.

Ryan Worst:
OK and then could you talk a little bit about your insurance claims and how much was paid so far and how much you think you could recover?

And then, Tom, it’s been great working with you for the last several years. And I was just wondering if you could comment a little bit on your consolidated plan with Magna Entertainment to, I guess, try to get the franchise for New York racing.

Tom Meeker:	OK. Mike, why don’t you start.

Mike Miller:
First let’s talk about insurance. And, Ryan, you need - and all people need - to refer to the 10-Q that was filed last night. There’s more information in there about recoveries.

I would just caution you that this is still a work in progress. And we’ve received a significant amount, about $19 million, through June 30 that have resulted both in the restoration of a lot of the facilities down there as well as produced the $9.6 million that you see on the profit-loss statement.

But we’re not complete. We’re very, very happy with where we are with our negotiations and the rebuild. And we’re working with them hand-in-hand, quite honestly, with everything we’ve spent to make sure it’s reimbursable. But, once more, this is a work in progress. And I don’t know at this juncture - I don’t have an estimate of what the total recovery might be.

Tom Meeker:
Ryan, with respect to the Magna relationship, that is consistent with what we have said all along, and that is - and Frank Stronach has said this too in various ways, somewhat different on occasion. But it’s in the general interest of the industry to ensure that there is continuity and longevity in New York racing. And to the extent that we can play a role in assisting whoever might be the successful bidder in ensuring that there is longevity in New York, it will inure to the benefit not only the industry but to Churchill Downs and to Magna.

And so, the relationship that we’ve structured now is that we will join together and try to assist some bidding group with a successful bid. And beyond that I really can’t comment obviously.

Ryan Worst:	Is there any comment you can make as far as whether Churchill Downs would be willing to take a minority interest in that bidding process?

Tom Meeker:	The various permutations of relationships that may occur are extremely wide. And I really am not in a position right now to tell you what we might or might not do.

Ryan Worst:
OK, Tom, that’s fair enough and then what about in terms of potentially teaming up with Magna Entertainment in other areas of the business, primarily getting together as far as account wagering and getting kind of a one stop shop where people could wager on any one single …

Tom Meeker:	I can’t …

Ryan Worst:	… and for on account wagering rather than going to all the different sources that need to - that they need to now as far as the customer is going?

Tom Meeker:
Right. I can’t comment specifically on what we may or may not do with Magna, although the facts are out there in the public domain about what we have done over the past several months with Magna, the most recent announcement as well as the Racing World announcement.

But beyond Magna, as you look forward and you look at the industry there is an imperative out there that has to be addressed. And that imperative relates to the customer. We need to get a more customer-centric approach to the delivery of our account-wagering products in the United States and then ultimately in the international community. And when I say customer-centric, we need to make sure that our fans have the opportunity in a very easy way to access the content that they want and, more important, to be able to - on a transactional basis to be able to access a single account to transact their business, albeit there may be various front ends out there that will be accepting bets through XpressBet, TVG, whatever. But the customer ought to be - like a Visa credit card or a MasterCard - ought to be in a position where he or she doesn’t have to maintain four or five accounts to make wagers on our products.

Ryan Worst:	All right. Thanks, Tom, and good luck.

Tom Meeker:	OK. Thank you.

Operator:	Once again, that is star one if you would like to ask a question. We’ll now move to Jen Ganzi, Gabelli & Company.

Jen Ganzi:
Hi. Good quarter, guys. I just have two quick questions. The first is just I was wondering if you can give me an update about what you’re doing about racinos and just kind of the new management philosophy about pursuing racino strategies going forward.

Tom Meeker:
Well, we don’t make comments on strategies, but we’ve always taken the position, and for years now, that we ought - we as racetracks ought to be in a position to offer a greater array of products, including slot products, at our facilities. And the events that have occurred in California, Illinois in all of our facilities, we continue to look towards allowing - towards passing of the legislation that would allow us to do slot machines. So, that’s about all I can say.

We are …

Jen Ganzi:	Can you give us specific updates on the various jurisdictions you have racetracks in?

Tom Meeker:
Well, yes, I think it’s pretty apparent in the public sector right now. Number one, the events that occurred yesterday in Florida involving a lawsuit challenging the referendum that was passed down there a year-and-a-half ago is something new on the horizon. We’re not in a position to comment on that at this point, but that’s an issue.

There is also an event that occurred up in Illinois where we were successful in passing legislation that allowed for a cross subsidy from the gaming industry to the racing industry. That is also in court right now being challenged by various gaming operators.

In Kentucky we continue to pursue slot legislation. We were unsuccessful this year, although I think we did accomplish several things that will ultimately inure to the benefit of the company in that we, through the efforts of KEEP (Kentucky Equine Education Project) and other pari-mutuel operators in the state, were able to provide a larger base of education to the populous in terms of what it would mean to us. And hopefully as we move down the road we’ll be successful in passing legislation there.

In Indiana we continue to move and promote slot legislation or various forms of slot legislation in Indiana. Where that might go no one really - I mean, I can’t tell you at this point.

So, we continue to invest money, invest time, effort and human capital in promoting these activities in each of the jurisdictions in which we do business.

Jen Ganzi:	OK. Great. Thanks and I don’t know if I missed this, but did you give any pricing details on the Ellis Park sale?

Tom Meeker:	No.

Mike Miller:	We did not.

Jen Ganzi:	OK. Thanks.

Operator:	We’ll now move to a follow-up from Ryan Worst with Brean Murray.

Ryan Worst:	Thanks. Just in New Orleans, given the success of the Louisiana operations, does that change your plan for opening up and introducing slots at the fairgrounds?

Tom Meeker:
Well, I think at our last call we indicated that we’ve slipped that at least a year. The slot operation would be located in Orleans Parish. And the question there is when will Orleans Parish come back on the horizon. Our OTB operations are largely in the outlying areas, unaffected by the flood that occurred in Orleans Parish.

I continue to be modestly impressed with what is going on down in the City of New Orleans. And hopefully - all business is sitting on the sidelines right now trying to see what is exactly going to happen. But I think there is a sense of optimism that is growing down there that will produce some positive results in terms of repopulating that community, which will be an important element in two areas for our company. Number one, it will provide the customer base for our OTB facility and number two, it will provide employees to service the needs of our customers at the OTB.

Ryan Worst:	And the updating timing for the introduction of slots, was that early 2008?

Tom Meeker:	It’d be closer to - yes, early 2008. No, it’s going to be a moving figure for a while now, but it - 2008 would be the earliest.

Ryan Worst:	OK. Thanks.

Operator:	As a final reminder, it is star one if you have any questions or comments. And at this time, I show no further questions. I’ll turn it back over to the speakers for any closing remarks.

Tom Meeker:
OK. I want to thank each of you for joining us on this morning’s call.

In closing, I want to express my appreciation to the entire investor community for the support that you’ve given to Churchill Downs during my last 22 years with the Company. Without your support the success that the company has enjoyed would simply not have occurred. I’ll continue to work with the management team over the months to come. And, as you, I will look forward to seeing some exciting things come from Bob and his management team.

With that, again, thank you. And I won’t be talking to you anymore. Thanks.

Operator:	And that does conclude the conference call for today. Thank you for your participation, and have a great day.

END